CONSOLIDATION
                                                                   ATTACHMENT
                                                                        77M



    CONSOLIDATION OF OVERLAND EXPRESS FUNDS, INC. AND STAGECOACH FUNDS, INC.



At a meeting held on July 23, 1997, the Boards of Directors of Overland Express Funds, Inc. ("Overland") and Stagecoach Funds, Inc. ("Stagecoach") approved a consolidation agreement providing for the transfer of the assets and liabilities of each the 14 Overland Portfolios to Stagecoach in exchange for shares of designated classes of the corresponding Stagecoach Funds ("the Consolidation"). Proxy statements were mailed to shareholders on October 10, 1997 (see the Stagecoach Registration Statement filed via Edgar on Form N-14 with the Securities and Exchange Commission on September 3, 1997 (SEC file nos. 811-6419; 33-42927)). The Consolidation was subsequently approved by Overland shareholders at meetings held for this purpose on November 20 and 26, and December 5 and 11, 1997 and occurred at the close of business on December 12, 1997. Each Overland shareholder will hold shares of the corresponding Stagecoach Fund equal in value to the total value of the shares of the Overland Fund held by the shareholder immediately before the Consolidation. A chart showing the classes of each Overland Portfolio and the designated classes of the corresponding Stagecoach Funds is shown below.

                  OVERLAND/STAGECOACH FUNDS CONSOLIDATION MAP

                                                  EXISTING STAGECOACH FUNDS -
OVERLAND EXPRESS FUNDS - CLASSES                  EXISTING OR NEW CLASSES
--------------------------------                  -----------------------

California Tax-Free Bond - A and D                California Tax-Free Bond - A and C
California Tax-Free Money Market                  California Tax-Free Money Market Mutual
Money Market - A and Institutional                Prime Money Market Mutual - A and Administrative
Municipal Income - A and D                        National Tax-Free - A and C
National Tax-Free Institutional Money Market      National Tax-Free Money Market Mutual - Institutional
Small Cap Strategy - A and D                      Small Cap - A and C
Strategic Growth - A and D                        Aggressive (Strategic) Growth - A and C
U.S. Government Income - A and D                  Ginnie Mae (U.S. Government Income) - A and C
U.S. Treasury Money Market - A and                Treasury Money Market Mutual - A and Administrative
Institutional

OVERLAND EXPRESS FUNDS - CLASSES                  NEW STAGECOACH FUNDS - CLASSES
--------------------------------                  ------------------------------

Index Allocation - A and D                        Index Allocation - A and C
Overland Sweep                                    Overland Express Sweep
Short-Term Government-Corporate Income            Short-Term Government-Corporate Income
Short-Term Municipal Income                       Short-Term Municipal Income
Variable Rate Government - A and D                Variable Rate Government - A and C

Subsequent to the Consolidation, the Stagecoach Aggressive Growth Fund was renamed Stagecoach Strategic Growth Fund and the Stagecoach Ginnie Mae Fund was renamed Stagecoach U.S. Government Income Fund.

All acquisitions were accomplished in separate tax-free exchanges for shares of the respective Fund. Articles Supplementary have been filed with the State of Maryland to reflect the additions and changes to Stagecoach. Overland is currently in the process of winding down all its affairs and related tax matters.